Exhibit 99.3

Fellow shareholders,

Optimizing Solana’s native yield is one of our key strengths, and this quarter proved it.

In Q3 we delivered an average organic yield (AOY) of 11.4%1, exceeding our 10% guidance level, and higher than the yield offered by Coinbase (4.2%)2, or BSOL ETF (7.0%)3, and higher than any other digital asset treasury company (“DAT”). Our net income for the quarter was approximately $56M, and adjusted net income was approximately $59.0M.

For a DAT, organic yield is not a side benefit. It is the engine of crypto accumulation. Every point of additional yield compounds directly into faster SOL-per-Share (“SPS”) growth. With double-digit organic yield, our treasury effectively self-expands, generating SOL around the clock without relying solely on new capital. The result is a structurally higher rate of crypto accumulation: one that outpaces passive vehicles and continues compounding after every fundraise. This is the difference between a DAT that simply holds SOL and one that continuously generates more of it.

Since our last shareholder update, we grew our SPS by 13% Q/Q to 0.0700,4 with total SOL and SOL Equivalents5 of 2.2M and total shares outstanding of 31.4M. Our mission remains unchanged: grow SPS as quickly as possible for our shareholders. SPS growth continues to be our North Star and is the clearest measure of execution for any DAT’s performance.

Despite strong operational performance, DFDV wasn’t immune to the dynamic that challenged every DAT in Q3: broad-based mNAV compression as investor attention splintered across hundreds of new entrants. This compression has been the main driver of our stock performance, with fully diluted mNAV declining 41%, from 1.4x at the time of our last earnings update to 0.8x today. That move accounts for nearly all of our 45% stock price decline over the same period. Importantly, this trend was not unique to DFDV. For example, since July 16, the date MSTR reached its all-time high, Strategy’s mNAV fell by approximately 41% while its common equity declined 49%.

We’ve consistently said that mNAV reflects the market’s belief in a DAT’s ability to accumulate more crypto. The broad-based decline suggests investors are recalibrating expectations about how quickly DATs can compound as more players chase the same pool of capital.

This is exactly why we built DFDV differently from day 1. Unlike most DATs, our growth does not depend solely on recursive capital raises. Our SOL treasury generates approximately 10% AOY, making it an accumulation engine that never sleeps. This engine generates revenue and cash flow that help us meet our operating and interest expenses. Our 10% yield is unmatched among DATs and reflects both our crypto expertise and Solana’s deep onchain opportunity set. With more than 15% of our treasury now deployed onchain, we expect our AOY to remain at 10% for the foreseeable future.

[1]	Annualized
[2]	Coinbase APY on SOL Staking as of 11/11/25,
[3]	BSOL ETF APY as of 11/11/25, net of 0.2% fees
[4]	Compares SPS of 0.0700 as of 11/12/25 to SPS of 0.0619 as of 08/12/25
[5]	SOL Equivalents include dfdvSOL, our DFDV-branded liquid staking token and our SOL denominated loan to ZeroStack.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Despite the near-term mNAV pressure, our conviction in Solana remains strong. Solana’s key metrics - DAUs, transactions, revenues - all grew rapidly y/y in Q3. Our recently disclosed $10,000 SOL/USD price target assumes Solana captures 7.5% market share of global value transfer6 in the years ahead. Even in a scenario where Solana captures 1% of all global value transfer, we estimate SOL would reach approximately $1,300. This would bring the value of our treasury to $2.6B vs. $344M today.

It’s still early. Our team remains energized by the opportunity to define what it means to be a best-in-class DAT. As we continue to build the bridge between TradFi and DeFi, our goal is to deliver value for shareholders through every phase of the crypto market cycle.

This letter provides an overview of our Q3 2025 financials, a review of our key initiatives such as our Treasury Accelerator, and a broader update on our business.

Thank you for your continued trust.

In Service of SPS Growth,

Joseph Onorati

Putting Our Treasury to Work Onchain

As of this writing, more than 15% of our SOL treasury is deployed onchain across Solana DeFi, up from our last disclosure of approximately 10%. Expanding this footprint allows us to optimize organic yield and capture opportunities unique to Solana’s DeFi ecosystem.

For example, in Q3 we executed a looped staking strategy that generated over 100 bps of incremental net interest margin (NIM) on the capital allocated to it. Using dfdvSOL, our liquid-staking token issued by Sanctum, as collateral on Kamino, we borrowed SOL and restaked it to our own validator. This allowed us to capture additional yield and, because both the collateral and the borrow were SOL-denominated, this strategy carried no exposure to liquidation risk from SOL price volatility. This is one of many ways our team engineers yield innovation without compromising balance sheet safety.

Deploying capital across Solana DeFi also strengthens the broader network and compounds our own long-term value. The success of DFDV is inseparable from the success of Solana. The more robust and liquid the ecosystem becomes, the greater the opportunity for sustainable yield and SPS growth. With total non-stablecoin TVL on Solana exceeding $10 billion7 and leading protocols like Jupiter and Kamino exceeding $3 billion each, our $344 million treasury positions us as a meaningful liquidity provider across multiple verticals. This scale allows us to earn attractive returns while directly supporting the Solana network.

[6]	McKinsey
[7]	Artemis as of 11/10/25

DeFi Development Corp. | 3Q’25 | Shareholder Letter

The Treasury Accelerator Takes Flight

This quarter, DFDV announced three regional franchises through our Treasury Accelerator (TA) program: DFDV UK, DFDV Korea, and DFDV Japan. The goal of the TA is to enable world-class teams to launch Solana DATs in markets where high investor appetite for crypto, limited institutional access, and local tax dynamics create compelling opportunities for mNAV accretion.

For DFDV, the model extends our reach, broadens global demand for SOL, and introduces a new lever for NAV growth. We will retain equity stakes in each franchise and, in some cases, asset management agreements. The TA program is designed to be both NAV and revenue accretive in both the near and long term.

Each franchise is currently in fundraising mode, and we will provide updates as they begin trading. Our long-term goal is to build a global network of DFDV-branded DATs. Each franchise will compound SPS while reinforcing the broader Solana ecosystem and driving shareholder value back to DFDV.

Solana Ecosystem Update

Q3 marked another breakout quarter for Solana, with surging network activity, deeper liquidity, and accelerating adoption across DeFi, Real World Assets (RWAs), and consumer apps:

Solana Major Metrics (Q3’25)

	Q3’25	Y/Y	Q/Q
SOL/USD	$208.74	+40%	+35%
Daily Users	1.36M	+91%	+6%
Transactions (B)	8.8B	+55%	-2%
Revenue	$223M	+14%	-18%
Stablecoin TVL	$14.2B	+283%	+37%
Tokenized Equity Volume	$816M	N/A	+3,164%
Decentralized Exchange (DEX) Volume	$366.1B	+199%	+19%

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Key Solana Developments

●	DeFi & Onchain Liquidity Expansion: In September, Solana DeFi TVL hit an all-time high of $13B, surpassing the previous 4Q’21 peak. Growth was driven by deeper liquidity, renewed institutional participation, and demand for Solana-native yield products.

●	RWA & Tokenization Momentum: Animoca Brands announced plans to tokenize its equity on Solana, marking a new milestone for RWA issuance on the network. Platforms like Splyce and Chintai also expanded their tokenized securities infrastructure, reinforcing Solana’s leadership in the RWA sector.

●	Institutional On-Ramps Strengthen: E*TRADE confirmed it will launch crypto trading by 2026 via ZeroHash, which supports Solana. Additionally, Moody’s introduced onchain credit ratings using Solana infrastructure. DAT holdings of SOL grew from 0.3% to 2.3% of total supply, underscoring SOL’s credibility as a treasury-grade asset.

●	Stablecoin Adoption: Kazakhstan’s government, in partnership with Mastercard, launched the KZTE stablecoin on Solana, demonstrating the chain’s speed and efficiency for sovereign payments and settlement.

●	Network Upgrades & Scaling: Solana core developers removed the network’s block limit via Firedancer, unlocking higher throughput. The upcoming Alpenglow upgrade cleared governance review, paving the way for improved fee markets and validator efficiency. A 100,000 TPS stress test validated Solana’s unmatched performance potential.

●	Onchain Access & User Growth: Mainstream access to Solana continued to expand in Q3. MoonPay integrated native staking for millions of users, while MetaMask, the largest Ethereum wallet, added .SOL domain support for Solana transactions. 1inch Wallet, another Ethereum-native platform, launched full Solana compatibility, deepening cross-ecosystem connectivity.

●	Long-Term Vision: Solana Labs introduced its Internet Capital Markets roadmap (2027), outlining how the network aims to become the global foundation for tokenized assets, stablecoins, and programmable financial infrastructure.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Q3 2025 Financials*

Total revenue for the quarter was $4.6M, up 648% y/y. Of this, $3.8M was recognized as Digital Asset Treasury Revenue under U.S. GAAP, representing income from staking and validator operations.

It is important to note this figure does not include revenue generated from DeFi positions, which are generally realized as capital gains under accounting standards due to the structure of liquid staking tokens (LSTs) and other yield-bearing assets. As a result, our reported Digital Asset Treasury Revenue understates the total economic yield generated by our treasury during the quarter. We have updated the definition of Average Organic Yield accordingly (see Appendix).

Our diluted net income was approximately $58M, resulting in a diluted earnings-per-share (“EPS”) of $1.83 for Q3 2025, and approximately $59.0M on an adjusted basis, resulting in an adjusted EPS of $1.88, up from a $0.05 loss in Q3 of last year.

Adjusted Net Income and EPS Reconciliation

000’s ($), (except per share data)	Q3’25	EPS	Q3’24	EPS
GAAP Net Income	$56,026		$(471)
Interest Expense associated with Convertible Notes	$1,478		–
Diluted Net Income and Diluted EPS	$57,504	$1.83	$(471)	$(0.05)
Loss on Disposition (a)	$1,484	$0.05	$–	–
Adjusted Net Income and Adjusted EPS	$58,988	$1.88	$(471)	$(0.05)
Diluted Weighted Average Shares Outstanding	31,438,062		9,804,385

(a)	Q3 2025 net income (loss) includes a $2.0 million pre-tax loss, $1.5 million, net of tax, related to the disposition of Janover Pro.

As of the date of this letter, we currently have approximately 31.4 million common shares outstanding. Other financial data for the quarter will be reported in our upcoming Form 10-Q, which we expect to file on or before November 19th.

Annualized Organic Yield

Our annualized organic yield (AOY) for Q3 2025 was 11.4%, or roughly 140 bps above our 10% target for the fiscal year. We expect AOY to average around 10% for the remainder of the year, though actual results will fluctuate with staking dynamics, validator competition, and on-chain activity.

At our current SOL balance of 2.2 million SOL and a SOL/USD price of $156, this equates to approximately ~$94k per day in SOL-denominated yield.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

SPS and Balance Sheet

As of November 12, 2025, SPS was 0.0700, up 13% from the level we disclosed in our Q2 Earnings Letter. Fully diluted SPS increased 9% over the same period.

Date	Basic SPS	Fully Diluted SPS
August 12, 2025	0.0619	0.0443
November 12, 2025	0.0700	0.0482
Change	+13%	+9%

mNAV

As of November 11, 2025, our mNAV was 0.8x* on a fully diluted basis as described below:

Net Asset Value per Share	Adjusted NAV	Adjusted Shares	Adj. NAV per Share	NAV Multiple
(1) Equity-to-SOL	$344M	31.4M	$10.95	0.8x
(2) Debt-is-Debt	$170M	31.4M	$5.41	1.5x
(3) If-Converted ITM Convertibles	$170M	33.1M	$5.12	1.6x
(4) If-Converted All Convertibles, All Warrants Exercised	$475M	45.6M	$10.43	0.8x

*	Assumes SOL/USD of $156.36 and closing share price of $8.33 as of 11/11/25. Scenario (3) includes approximately 1.5M options and 267k RSUs under “Adjusted Shares.”

Marketing and Awareness

In Q3 and early Q4, DFDV meaningfully expanded awareness of both Solana and our Digital Asset Treasury (DAT) model across institutional and retail audiences. From ringing the Nasdaq closing bell to hosting the first Solana Investor Day, this was our strongest quarter yet for brand visibility, investor education, and ecosystem engagement.

In August, we took center stage on Wall Street, ringing the Nasdaq closing bell alongside the Solana Foundation and partners including BONK, WIF, Drift, Solflare, Fragmetric, Marinade, and Crypto.com. Our Times Square tower campaign, “The Future of the Internet is Solana,” introduced DFDV to millions of investors and cemented our status as the first Solana-native public company in U.S. markets.

We also launched SOLID: Solana Investor Day, a first-of-its-kind event connecting institutional investors with Solana’s core teams including Jito, Sanctum, Marinade, Fragmetric, and Exchange.art. The event served as a crash course on Solana, covering key metrics and real world use cases, and also highlighted DFDV’s role as the bridge between TradFi and DeFi.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Our leadership team carried that message globally. DFDV was featured by CNBC, Bloomberg, CoinDesk, The Block, Fortune Crypto, The Defiant, Cointelegraph, and Seeking Alpha, with coverage highlighting our Solana accumulation strategy and role in defining the DAT category. We took the stage at SuperTokyo 2025, Korea Blockchain Week, Token 2049, Pantera Blockchain Summit, and Solana Oriental, where we shared our “SOL to $10K” thesis, presented on mNAV dynamics, and discussed the future of tokenized treasuries. We also appeared on Nasdaq TradeTalks, Solana Live with ThreadGuy, and P2P.org’s Digital Asset Treasury panel, reaching tens of thousands of investors worldwide. Together, these appearances reinforced DFDV as a leading voice in defining how public companies can operate onchain and leverage Solana’s performance edge.

Across digital channels, we scaled our content engine to drive investor education and community alignment. Our Beehiiv blog reached record readership through reports such as “Digital Asset Treasuries: The Next Frontier of Crypto Exposure” and “The Next Best Crypto Trade? Solana DATs,” offering data-driven insights into Solana’s dominance and the mechanics of SPS and mNAV. Monthly business updates, our “SOL to $10K” presentation, and growing YouTube coverage deepened transparency for shareholders. The DFDV Degens community grew rapidly across X and Reddit, fostering direct, real-time dialogue between investors and the Solana ecosystem..

Q3 was a defining period for DFDV’s presence across capital markets, digital communities, and mainstream media. We built meaningful momentum around our Solana-first mission, positioned DFDV as the face of onchain treasury innovation, and set the stage for broader awareness and investor engagement heading into 2026.

Capital Raises

Equity PIPE: In August 2025, we closed a $125 million PIPE with Cantor Fitzgerald at $12.50 per share. The net proceeds were deployed into spot SOL and discounted locked SOL positions, expanding treasury holdings at favorable prices and increased overall NAV per share.

Preferred Equity (Registered Offering): We recently announced our intent to offer up to $65M of 10.0% Series C Cumulative Perpetual Preferred Stock. We have applied to list our Series C Preferred Stock on the Nasdaq under the symbol “CHAD.” Preferred equity fits DFDV’s structure uniquely well. While BTC DATs must issue new common shares to service fixed coupons, our onchain yield engine that generates 10% AOY helps support sustainable, non-dilutive preferred distributions.

ELOC Usage

To date, DFDV has raised approximately $58.2 million in net proceeds via our Equity Line of Credit (ELOC), issuing roughly 2.9 million shares. We’ve drawn only 1% of the $5 billion facility, leaving $4.9 billion in remaining capacity for opportunistic deployment when trading at a premium to NAV.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

SPS Guidance and Leverage

We are maintaining our guidance of 0.165 SPS by June 2026 and 1.000 by December 2028. Based on our current SPS of 0.0700, our June 2026 guidance represents 135% growth. The June 2026 target continues to assume average monthly capital raises of $50M and excludes upside from our treasury accelerator.

Leverage

The table below shows our leverage as measured by Debt/Equity, Debt/NAV, and Debt/Assets:

Debt/Equity	68%
Debt/Assets	51%
Debt/SOL	51%

The Road Ahead

As we head into the final weeks of 2025, our priorities are clear: optimizing yield, leaning into our Treasury Accelerator, raising capital, and continuing to tell Solana’s story.

But our goals expand well beyond our near-term priorities. DFDV is proving that a publicly listed company can move with crypto’s speed and stay aligned with the community it serves. We’re here to build the bridge between TradFi and DeFi: to experiment boldly, to push boundaries, and to show that transparency and innovation can coexist in public markets.

We move quickly and embrace volatility. The market may fluctuate, but our conviction won’t.

In Service of SPS growth,

The DFDV Team

November 13, 2025 Business Update Interview, 8:00 am ET

Our video interview will be on youtube.com/@defidevcorp at 8:00am ET tomorrow, November 13, 2025. CFO John Han, COO & CIO Parker White, and CSO Dan Kang will all be on the video to answer questions submitted by sellside analysts and retail investors.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Appendix

Annualized Organic Yield is a key performance indicator (“KPI”) used by management to evaluate staking performance across our treasury assets. It is calculated as:

(Total SOL Generated / Average Stake and Onchain SOL Balance) × 4

This metric reflects annualized, SOL-denominated returns based on total yield generated from both staking operations and onchain DeFi positions, including liquid staking tokens (LSTs) and other protocol-based activities. Because certain DeFi returns are recognized as capital gains rather than revenue under GAAP, AOY serves as a broader economic measure of organic yield than “Digital Asset Treasury Revenue.”

This KPI is unaudited and presented to provide transparency into how management measures and optimizes onchain yield generation. Results may vary quarter to quarter based on staking dynamics, validator performance, market conditions, and onchain activity. Past performance is not indicative of future results.

Average Stake and Onchain SOL Balance represents the arithmetic average of total SOL actively deployed across staking and DeFi strategies during the reporting period. This includes SOL staked to validators operated by, or in partnership with, DeFi Development Corp., as well as SOL utilized in yield-generating onchain positions such as liquid staking tokens (LSTs), lending, or liquidity provision.

This figure reflects the effective capital base generating organic yield and serves as the denominator in the calculation of Annualized Organic Yield (AOY).

mNAV is a KPI that measures our market capitalization as a multiple of our underlying Net Asset Value. It is calculated as:

Market Capitalization / Net Asset Value

We present mNAV across four views:

1.	Market Capitalization / SOL: Basic measure. Market cap divided by the market value of SOL holdings.

2.	Equity / (SOL – Debt): Adjusts NAV by subtracting outstanding debt (convertible notes, SOL-denominated loans).

3.	Equity / (SOL – Debt): Pro Forma for In-The-Money Convertible Debt Conversion. Assumes all convertible debt converts to equity, removing the debt from NAV and incorporating the associated share dilution. Shares outstanding also includes RSUs and vested stock options

4.	Fully Diluted mNAV: Assumes all convertible debt and in-the-money warrants convert to equity, removing the debt from NAV and incorporating full dilution from both instruments.

Market Capitalization = shares outstanding × current share price (adjusted for dilution where applicable).

NAV = total value of SOL holdings (and other liquid assets) minus liabilities, marked to market.

DeFi Development Corp. | 3Q’25 | Shareholder Letter

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding business strategies and prospects, capital deployment plans, and expectations regarding future financial and operating metric reporting and can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iii) the effect of and uncertainties related the ongoing volatility in interest rates; (iv) our ability to achieve and maintain profitability in the future; (v) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (vi) changes in the accounting treatment relating to the Company’s SOL holdings; (vii) our ability to respond to general economic conditions; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (x) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

This press release includes non-GAAP financial measures that management believes provide investors with additional insight into the Company’s operational performance. These measures are intended to supplement, not replace, results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Among other factors, management believes these non-GAAP measure helps isolate the impact of items that may not reflect the ongoing performance of our operations.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure is provided above. Investors are encouraged to review this reconciliation and the accompanying disclosures in Exhibit 99.2 to our Current Report on Form 8-K for a complete discussion of management’s rationale for using such non-GAAP financial measures.

DeFi Development Corp. | 3Q’25 | Shareholder Letter